Exhibit 99.1
Company Release — 10/25/2005 19:16

Intermountain Community Bancorp Announces Third Quarter Growth and Earnings
SANDPOINT, Idaho—(BUSINESS WIRE)—Oct. 25, 2005—Intermountain Community Bancorp (OTCBB:IMCB):
QUARTER AND YEAR TO DATE HIGHLIGHTS
•	Intermountain posts record earnings and asset growth for year-to-date 2005
•	Net income for the quarter ended September 30, 2005 increases to $2.0 million, a 62.7% increase compared to third quarter 2004
•	For the first nine months of 2005, net income increased 57.0% to $5.1 million compared to the same period last year
•	Net interest income after loan loss provision for the nine months ended September 30, 2005 increased to $19.7 million, an increase of 53.1% compared to the same period last year
•	Total assets increased 50.6% to $730.8 million compared to the same period last year, as loan and deposit balances increase 60.9% and 44.0%, respectively
•	Book value per share hits $8.57, an increase of 38.0% compared to the quarter ended September 30, 2004
•	Intermountain board of directors announce approval to seek up to $12 million in additional funding through the sale of common stock

Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB:IMCB), announced continued record performance for the company for the quarter ending September 30, 2005. The company operates in Idaho, Oregon and eastern Washington under the names Panhandle State Bank, Intermountain Community Bank and Magic Valley Bank.
Hecker stated, “We continue to successfully execute on our community-focused business plan. Aided by technology and extensive training, our talented people are building strong relationships with clients and communities throughout our geographic markets. We are absolutely committed to providing value to our clients by delivering effective solutions, superior service and sound advice. Simultaneously, we are deeply involved with our communities, reinvesting time, energy and money in building stronger, healthier and happier communities. These efforts with both clients and communities translate into rapid growth and increasing profits in all the markets where we operate.”
Reflecting on the rapid recent growth of the company, Hecker further noted that, “For the first time since the original stock offering at the time of Panhandle State Bank’s founding in 1981, we are seeking additional equity funding through the sale of up to $12 million in common stock. In keeping with our community focus, priority in the offering will be given to existing shareholders and customers of Intermountain Community Bancorp.”
Key Financial Results ($ in thousands, except per share data):

	September 30,	September 30,
Balance Sheet	2005	2004	$Change	%Change
Loans Receivable, net	$537,882	$334,283	$203,599	60.9%
Allowance for Loan Loss	$8,704	$5,613	$3,091	55.1%
Total Assets	$730,780	$485,142	$245,638	50.6%
Total Deposits	$593,374	$412,102	$181,272	44.0%

	Three Months Ended		Nine Months Ended
	September 30		September 30
Income Statement	2005	2004	2005	2004
Net Income	$2,048	$1,259	$5,117	$3,260
Annualized Return on Assets	1.15%	1.06%	1.04%	0.97%
Annualized Return on Equity	16.5%	17.2%	14.5%	15.3%
Basic Earnings Per Share	$0.35	$0.26	$0.89	$0.68
Diluted Earnings Per Share	$0.33	$0.23	$0.82	$0.61
Financial Highlights:
Net income for the nine months ended September 30, 2005 totaled $5.1 million, an improvement of 57.0% over the same period in 2004. Return on average assets improved over the same period to 1.04%, while return on average equity decreased slightly over the 2004 results as a result of the additional equity issued in the Snake River Bancorp merger in late 2004. Diluted earnings per share for the nine months ended September 30, 2004, increased by 34.4% to $0.82 per diluted share. Strong growth in the loan portfolio, an improving net interest margin, increases in non-interest income and income from the former Snake River branches produced the improvement in net income. For the quarter ended September 30, 2005, net income totaled $2.0 million, an improvement of 62.7% over third quarter 2004.
Net interest income after provision for loan losses rose to $19.7 million for the nine months ended September 30, 2005, an improvement of $6.8 million or 53.1% over the same period last year. The company continues to experience consistent growth in earning assets while maintaining a strong net interest margin. The growth in net interest income is primarily due to the increase in loans resulting from strong growth in the bank’s existing markets and from loans obtained as part of the Snake River acquisition. The Snake River acquisition contributed approximately $65.5 million in loans receivable. Intermountain’s net interest margin increased to 4.72% for the nine months ended September 30, 2005, from 4.48% for the same period in 2004. Factors driving this improvement include: a stronger mix of higher-yielding loans versus lower yielding investments; increases in the yield on variable-rate loans as market interest rates increase; and active management of the Bank’s cost of funds, primarily its cost of deposits.
The provision for losses on loans increased $1.2 million for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004, as the Bank increased the reserve for loan losses to adequately cover the strong growth in the loan portfolio. During this period, the Bank enjoyed strong credit quality, evidenced by a net chargeoff rate of 0.06% of average net loans and a decline in the ratio of nonperforming loans to net loans to 0.18%.
Non-interest income for the nine months ended September 30, 2005 increased 36.5% or $1.9 million over the nine months ended September 30, 2004. The increase is primarily due to strong deposit account growth, expanded mortgage banking income in all the bank’s markets, and significant increases in contract income from the bank’s secured deposit program.

Non-interest expense for the nine months ended September 30, 2005 increased 44.6%, or $5.8 million, compared to the nine months ended September 30, 2004. The major increase was in the area of personnel expense, which increased $3.5 million for the nine months ended September 30, 2005, or 49.8% compared to the same period last year. The increase in personnel expense was primarily due to the addition of the Magic Valley branches and increases in other staffing to support bank growth. Total full-time-equivalent staff increased from 227 at September 30, 2004 to 315 at September 30, 2005.
Occupancy expenses for the nine months ended September 30, 2005 increased 41.1%, or $823,000 compared to the nine months ended September 30, 2004. The increase is due to the addition of the Magic Valley and Spokane branches and the need for more administrative office space in both Sandpoint and Coeur d’Alene to support bank growth. The company also experienced increases in other non-interest expense including postage, supplies, voice-data and check processing costs related to the Bank’s overall growth rate. New regulatory and consumer protection requirements, including expanded Bank Secrecy Act regulation, enhanced fraud prevention measures, and improved privacy protections have added costs as well. In addition, Intermountain had been preparing to comply with the internal control requirements mandated by Section 404 of the Sarbanes-Oxley Act and the Federal Deposit Insurance Corporation Improvement Act. However, based on changes in these regulations, the company’s public float as of June 30, and its overall asset size, the company received relief on Section 404 of the Sarbanes-Oxley Act internal control requirements for this year. In preparation for full compliance next year, the company continues to commit additional resources to upgrade its internal control systems and processes.
Earnings per share for the nine months ended September 30, 2005 totaled $0.89, and on a fully diluted basis, $0.82 per share. This compares to earnings per share of $0.68 and diluted earnings per share of $0.61 for the same time period last year, an improvement of 30.9% and 34.4%, respectively. In response to recent accounting changes, the company did not issue new stock options to its staff in 2005, choosing instead to issue shares of restricted stock as performance incentives.
As of September 30, 2005, assets totaled $730.8 million, an increase of $245.6 million, or 50.6% over September 30, 2004 and an increase of $53.2 million, or 7.9% over June 30, 2005. Organic growth in our existing markets produced almost two-thirds of this increase, while the Snake River acquisition in November 2004 contributed approximately $87.9 million or one-third of the asset growth. Total deposits grew 44.0% or $181.3 million over September 30, 2004 to a total of $593.4 million with the Snake River acquisition contributing $69.6 million of deposits. Core deposits (deposits excluding certificate of deposits) totaled $420.2 million, an increase of 46.7% or $133.7 million compared to the same period a year ago.
Loans receivable increased $203.6 million or 60.9% over September 30, 2004, including $65.5 million from the Snake River acquisition. Loans receivable totaled $537.9 million at September 30, 2005. At September 30, 2005, our loan portfolio consisted of the following loan concentrations: commercial and commercial real estate at 75.8%, residential real estate at 17.6%, consumer at 6.3% and municipal at 0.3%. Our geographic distribution of the loan portfolio is evenly distributed between our northern and southern branches. This geographic distribution allows the bank to have a measure of protection from economic downturns in specific regional areas.
Total equity increased to $50.1 million, a 66.4% increase over September 30, 2004. The increase in equity resulted from retention of the bank’s net income and the addition of $13.0 million as part of the Snake River acquisition. Book value per share at September 30, 2005 totaled $8.57 versus $6.21 at September 30, 2004.

Company Activities:
In October 2005, IMCB announced that its board of directors had approved a common stock offering, with a maximum total offering amount of approximately $10.0 million. Intermountain will also have the right to issue up to $2.0 million in additional common stock to address any over-subscriptions in the offering. It is anticipated that the offering price per share will be determined immediately preceding commencement of the offering and will be made available at that time. The offering is expected to commence in early November 2005. Priority in the offering will be given to existing shareholders and customers of Intermountain’s subsidiary, Panhandle State Bank and its divisions, Intermountain Community Bank and Magic Valley Bank. Hecker noted, “This offering continues our commitment to community banking by allowing our valued shareholders and customers to share in our successes and reinvest in the communities in which we all live.”
Intermountain is headquartered in Sandpoint, Idaho, and has total assets of approximately $730.8 million as of September 30, 2005. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell, in Spokane Valley, Washington and in Ontario, Oregon. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp.
For more information on this press release or Intermountain Community Bancorp stock, please contact either of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.
This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, limit credit losses, maintain adequate net interest margin, control fluctuations in operating results, increase deposits and maintain liquidity to fund assets, control operating expenses, retain key personnel and generate sufficient levels of capital to sustain growth. Actual results may differ materially.

CONTACT:	Intermountain Community Bancorp Panhandle State Bank Curt Hecker, 208-265-3300 curth@panhandlebank.com or Doug Wright, 208-665-3976 dougw@panhandlebank.com

SOURCE:	Intermountain Community Bancorp